EXHIBIT 5.1
OPINION OF ORRICK, HERRINGTON & SUTCLIFFE LLP
June 22, 2007
PDF Solutions, Inc.
333 West San Carlos Street, Suite 700
San Jose, California 95110
          Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     At your request, we are rendering this opinion in connection with the registration of up to 271,531 shares of common stock, $0.001 par value (the “Common Stock”), of PDF solutions, Inc., a Delaware corporation (the “Company”). These shares of Common Stock were issued to the selling stockholders in connection with the Company’s acquisition of Fabbrix, Inc. pursuant to an Agreement and Plan of Reorganization dated May 23, 2007 (the “Merger Agreement”).
     We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.
     Based on such examination, we are of the opinion that the 271,531 shares of Common Stock issued by the Company at closing pursuant to the Merger Agreement are legally issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion as an exhibit to the above referenced Registration Statement on Form S-3 and to the use of our name wherever it appears in said Registration Statement. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP